FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. Adjustable death benefit. Benefits payable at the earlier of Maturity Date or death of Insured.
Flexible premiums payable until the earlier of Maturity Date or death of Insured. NON-PARTICIPATING.

This policy is a legal contract between You, as owner, and Us, Principal Life Insurance Company, a stock company. Your policy is issued based on the information in the application and payment of premiums as shown on the current Data Pages. We will pay the benefits of this policy in accordance with its provisions.

YOUR NET PREMIUMS ARE ADDED TO YOUR POLICY VALUE. YOU MAY ALLOCATE YOUR NET PREMIUMS TO ONE OR MORE OF THE DIVISIONS, THE FIXED ACCOUNT, AND TO THE FIXED DOLLAR COST AVERAGING ACCOUNT.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE DIVISIONS WILL INCREASE OR DECREASE FROM DAY TO DAY DEPENDING ON THE INVESTMENT EXPERIENCE OF THE DIVISIONS THAT YOU HAVE CHOSEN. THERE ARE NO MINIMUM GUARANTEES REGARDING SUCH PORTION OF YOUR POLICY VALUE.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE FIXED ACCOUNT OR THE FIXED DOLLAR COST AVERAGING ACCOUNT WILL BE CREDITED INTEREST AT A RATE WE DETERMINE. SUCH RATE WILL NOT BE LESS THAN 3% A YEAR, ACCRUED DAILY AND COMPOUNDED ANNUALLY.

THE AMOUNT OR DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS. THE DEATH PROCEEDS SECTION OF THIS POLICY PROVIDES THE METHOD FOR DETERMINING THE AMOUNT OF INSURANCE PAYABLE AT DEATH.

EXAMINATION OFFER. IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS POLICY. IF YOU ARE NOT SATISFIED, YOU MAY RETURN YOUR POLICY TO EITHER YOUR AGENT OR OUR OFFICE BEFORE THE LATER OF: (1) 10 DAYS AFTER YOU RECEIVE THE POLICY OR (2) SUCH LATER DATE AS SPECIFIED BY APPLICABLE STATE LAW. IF YOU RETURN THIS POLICY, WE WILL REFUND YOUR PREMIUM IN STATES WHERE REQUIRED. IN STATES WHERE PERMITTED, WE WILL REFUND THE NET POLICY VALUE PLUS ANY FEES OR CHARGES TAKEN, WHICH MAY BE MORE OR LESS THAN PREMIUMS PAID. PLEASE READ YOUR POLICY CAREFULLY SO YOU MAY BETTER USE ITS MANY BENEFITS.

This policy starts on the Policy Date and will stay in force until the Maturity Date shown on the current Data Pages so long as You satisfy the requirements outlined in Your policy.
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                                TABLE OF CONTENTS


SUBJECT                                                             PAGE

DEFINITIONS IN THIS POLICY...........................................4

PURCHASING AND KEEPING THE CONTRACT IN FORCE.........................6

PREMIUM INVESTMENT OPTIONS...........................................8

BENEFITS WHILE POLICY IS IN FORCE...................................10

TRANSFERS...........................................................11

POLICY LOANS........................................................13

POLICY SURRENDER....................................................14

POLICY EXPENSES.....................................................16

DEATH PROCEEDS......................................................17

BENEFIT PAYMENT OPTIONS.............................................19

ADJUSTMENT OPTIONS..................................................21

RIGHT TO EXCHANGE...................................................22

OWNER, BENEFICIARY, ASSIGNMENT......................................22

GENERAL INFORMATION.................................................23

A copy of the application and any additional benefits provided by rider follow the last page of this policy.

                           DEFINITIONS IN THIS POLICY

ADJUSTMENT DATE means the Monthly Date on or next following Our approval of a requested adjustment.

ATTAINED AGE means the Insured's Issue Age plus the number of full Policy Years since the Policy Date.

BUSINESS DAY is any day that the New York Stock Exchange ("NYSE") is open for trading, and trading is not restricted.

DOLLAR COST AVERAGING DURATION (DCA Duration) means the length of time over which the entire Fixed DCA Account value will be transferred to the Fixed Account and/or any Division(s). The DCA Duration is shown on your current Data Pages.

DIVISION is the part of the Separate Account that invests in shares of a corresponding Mutual Fund. The value of an investment in a Division is variable and is not guaranteed.

EFFECTIVE DATE is the date on which all requirements for issuance of a policy have been satisfied.

FIXED ACCOUNT is that part of the Policy Value that is not in the Divisions, Fixed DCA Account, or Loan Account.

FIXED DOLLAR COST AVERAGING ACCOUNT (Fixed DCA Account) is an account to which Net Premiums may be allocated and from which a portion of the Policy Value is transferred to the Fixed Account and/or Division(s) on a monthly basis over the DCA Duration.

INSURED means the person named as the Insured on the current Data Pages of this policy. The Insured may or may not be the owner.

ISSUE AGE is the age shown on Your current Data Pages.

LOAN ACCOUNT is that part of the Policy Value that reflects the total Loan Indebtedness.

LOAN INDEBTEDNESS means any outstanding policy loan and unpaid loan interest.

MATURITY DATE is the date shown on your Data Pages.

MONTHLY DATE means the day of the month that is the same as the day of the Policy Date. The Monthly Date will never be the 29th, 30th, or 31st of any month.

MONTHLY POLICY CHARGE is the amount subtracted from Your Policy Value on each Monthly Date and is equal to the sum of the cost of insurance and the cost of additional benefits provided by any rider plus the monthly administration charge and asset based charge in effect on the Monthly Date.

MUTUAL FUND means a registered open-end investment company, or a separate investment account or portfolio thereof, in which a Division invests.

NET AMOUNT AT RISK is the result of:
     1. The death benefit as described in the Death Proceeds provision of this policy at the beginning of the Policy Month, divided by 1.0024663; minus


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2. The Policy Value at the beginning of the Policy Month calculated as if the
Monthly Policy Charge was zero.

NET POLICY VALUE is the Policy Value less any Loan Indebtedness.

NET PREMIUM is the gross premium less the deductions for the Premium Expense Charge. It is the amount of premium allocated to the Fixed Account, Fixed DCA Account, and/or Divisions.

NET SURRENDER VALUE is the Surrender Value less any Loan Indebtedness.

NOTICE means any form of communication We receive in Our Office providing the information We need, either in writing or another manner that We approve in advance.

OFFICE means Our home office or any other location We designate.

POLICY DATE is the date shown on the Data Pages. The Policy Date will never be the 29th, 30th, or 31st of any month.

POLICY FACE AMOUNT is the insurance benefit provided by the policy without any riders. The Policy Face Amount may be adjusted as described in the policy Adjustment Options section. The Policy Face Amount is shown on Your current Data Pages.

POLICY MONTH refers to any one-month period beginning on the Monthly Date.

POLICY VALUE is the sum of the values in the Loan Account, Divisions, Fixed Account, and Fixed DCA Account.

POLICY YEAR means the one year period beginning on the Policy Date and ending one day before the policy anniversary and each subsequent one year period beginning on a policy anniversary.

         Example: If the Policy Date is November 21, 2004, the first Policy Year ends on November 20, 2005. The first policy anniversary falls on November 21, 2005.

PREMIUM EXPENSE CHARGE is the charge deducted from premium payments for any sales charge, state and local taxes, and the federal tax charge. The maximum Premium Expense Charge is shown on the current Data Pages.

PRORATED BASIS means the proportion the value of a particular Division, the Fixed Account, or the Fixed DCA Account bears to the total value of all Divisions, the Fixed Account, and the Fixed DCA Account.

SEPARATE ACCOUNT means Principal Life Insurance Company Variable Life Separate Account, which has Divisions to which Net Premiums may be allocated under this policy. Refer to the Variable Life Separate Account provision for details.

SURRENDER VALUE is the Policy Value less any surrender charges.

SURRENDER TARGET PREMIUM is a premium amount used to determine any applicable premium expense charge and any surrender charge under a policy. Your Surrender Target Premium is shown on Your current Data Pages.



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TOTAL FACE AMOUNT is the Policy Face Amount plus the insurance benefit provided by any Supplemental Benefit Rider issued with Your policy. If there is no Supplemental Benefit Rider issued with Your policy, the Total Face Amount is the Policy Face Amount. The Total Face Amount is shown on Your current Data Pages.

UNIT is the accounting measure used to calculate the Division values.

VALUATION PERIOD means the period beginning at the close of normal trading on the NYSE, generally 4:00 p.m. E.T. on each Business Day, and ending at the close of normal trading of the NYSE on the next Business Day.

WE, OUR, US means Principal Life Insurance Company.

YOU, YOUR means the owner of this policy.


                  PURCHASING AND KEEPING THE CONTRACT IN FORCE

PREMIUM PAYMENTS

Your first premium is due on the Policy Date. After that, You may pay premiums at any time while this policy is in force. The amount of Your premiums is subject to the Premium Payment Limits provision. We will give a receipt to You on request.

We will allocate initial Net Premiums to the Money Market Division of the Separate Account until 20 days after the Effective Date. After the 20-day period, We will transfer Your Policy Value to the Divisions, Fixed Account, and/or the Fixed DCA Account as indicated by Your initial premium allocation percentages. If the purchase of this policy falls within the definition of a replacement under state law, We reserve the right to retain the initial Net Premiums (or any premium that may result from a replacement) in the Money Market Division beyond the 20 days to correspond to the examination offer period of a particular state's replacement requirements.

Your initial allocation percentages apply to future allocations of premiums, unless You change them.

PLANNED PERIODIC PREMIUMS

Preauthorized withdrawals may be set up on a monthly basis to allow Us to automatically deduct premium payments from Your bank or other financial institution account.

You may establish an annual, semiannual, or quarterly premium payment schedule. We send You reminder notices of Your planned periodic premium, which is the amount and frequency of premium. These notices serve only as a reminder of Your preference. You may change the amount and frequency of Your planned periodic premiums by providing Notice to Us. Premiums are to be sent to the address We provide in the reminder notices. You may also make unscheduled payments to Us at Our Office.

PREMIUM PAYMENT LIMITS

You may make premium payments that are greater than the planned periodic premium. However, We will refund any premiums that would disqualify this policy as "Life Insurance" as defined in the Internal Revenue Code, Section 7702, as amended. Unless otherwise directed, We will refund any premiums that would make this policy a Modified Endowment Contract as defined in the Internal Revenue Code, Section 7702A, as amended.


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If any premium payment increases the policy's death benefit by more than it increases the Policy Value, We reserve the right to refund all or part of the premium payment. If all or part of the premium payment is not refunded, We may require satisfactory evidence of insurability.

NO LAPSE GUARANTEE TEST

We guarantee this policy will stay in force during the first five Policy Years when (1 minus 2) is greater than or equal to 3, where: 1. Is the sum of premiums paid; 2. Is the sum of Loan Indebtedness and partial surrenders; and 3. Is the sum of the No Lapse Guarantee Monthly Premiums since the Policy Date to the most recent Monthly Date.

The No Lapse Guarantee Monthly Premium is shown on the current Data Pages.

GRACE PERIOD

In Policy Years one through five, a 61 day grace period will begin if You have not met the no lapse guarantee test and the Net Surrender Value on any Monthly Date is less than the Monthly Policy Charge. The 61 day grace period begins when We mail a notice of impending policy termination to You. This notice will be sent to Your last post office address known to Us.

Your policy, including the privileges and rights of the owner, will terminate as of the end of the grace period if We have not received payment equal to the greater of 1 or 2 where: 1. Is three Monthly Policy Charges divided by (1.0 minus the maximum Premium Expense Charge); or 2. Is three No Lapse Guarantee Monthly Premiums.

In Policy Years six and later, a 61 day grace period will begin if the Net Surrender Value on any Monthly Date is less than the Monthly Policy Charge. The 61 day grace period begins when We mail a notice of impending policy termination to You. This notice will be sent to Your last post office address known to Us.

Your policy, including the privileges and rights of the owner, will terminate as of the end of the grace period if We have not received payment equal to 1 plus 2 where:

1. Is the amount by which the surrender charge is more than the Net Policy Value on the Monthly Date on or preceding the start of the grace period; and
2. Is three Monthly Policy Charges divided by (1.0 minus the maximum Premium Expense Charge).

If the Insured dies during a grace period, We will pay the death proceeds to the beneficiary(ies).

TERMINATION

All policy privileges and rights of the owner under this policy terminate:
1.       When You surrender Your policy;
2.       When the death proceeds are paid;
3. When the maturity proceeds are paid; or
4. When the grace period ends as described in the Grace Period provision.

REINSTATEMENT

If this policy terminates as described in the Grace Period provision, You may reinstate it provided:
1.   Such reinstatement is prior to the Maturity Date;
2.   You have not surrendered Your policy;
3.   Not more than three years have elapsed since the policy terminated;
4.   The Insured is alive;
5. You supply evidence which satisfies Us that the Insured is insurable under Our underwriting guidelines then in effect;
6. You either repay or reinstate any Loan Indebtedness on this policy existing at termination; and
7.   You make the payment as defined by a or b below:
     a. If Your policy terminated in the first five Policy Years, You must pay the greater of: 1. Three Monthly Policy Charges divided by (1.0 minus the maximum Premium Expense Charge); or 2. Three No Lapse Guarantee Monthly Premiums.
     b. If Your policy terminated after the first five Policy Years, You must pay 1 plus 2 where:
          1. Is the amount by which the surrender charge is more than the Net Policy Value on the Monthly Date on or preceding the start of the grace period; and
          2. Is three Monthly Policy Charges divided by (1.0 minus the maximum Premium Expense Charge).

Reinstatement will be effective on the Monthly Date on or next following the date We approve it. Your Policy Date will remain the initial Policy Date. The surrender charges, if any, and the Premium Expense Charge are calculated based on the number of years the policy was in force. The period during which the policy was terminated is not included in these calculations. You will receive new Data Pages upon reinstatement.

                           PREMIUM INVESTMENT OPTIONS

ALLOCATIONS

You may allocate Net Premiums to the Divisions, the Fixed Account, and/or the Fixed DCA Account. Allocation percentages must be zero or a whole number, with the sum of percentages equal to 100.

We will allocate Net Premiums according to Your most recently chosen allocations. You may change the allocation percentages by providing Us Notice.

FIXED ACCOUNT

Net Premiums allocated to the Fixed Account will earn interest at rates We determine at Our discretion. In no event will the guaranteed interest rate be less than 3% accrued daily and compounded annually. The Fixed Account is a part of Our general account.

FIXED DOLLAR COST AVERAGING ACCOUNT (Fixed DCA Account)

Net Premiums allocated to the Fixed DCA Account will earn interest at rates We determine at Our discretion. In no event will the guaranteed interest rate be less than 3% accrued daily and compounded annually. The Fixed DCA Account is a part of Our general account.

Net Premiums allocated to the Fixed DCA Account will be transferred each Monthly Date over the length of the DCA Duration to the Fixed Account and/or any of the Divisions you elect. The transfers will begin on the first Monthly Date following 20 days after the Effective Date. If the purchase of this policy falls within the definition of a replacement under state law, the transfers will begin on the Monthly Date following the number of days corresponding to the examination offer period of a particular state's replacement requirements.

The amount of the transfer will be determined by dividing the Fixed DCA Account value by the number of months remaining in the DCA Duration. You may transfer the Fixed DCA Account value in fewer months than are remaining in the DCA Duration or change Your allocation designations by providing Us Notice.

The initial Net Premium allocated to the Fixed DCA Account must equal or exceed the minimum Fixed DCA Account amount shown on Your current Data Pages. Net Premiums allocated to the Fixed DCA Account will receive the interest rate in effect on the date those Net Premiums are allocated to the Fixed DCA Account.

Additional Net Premiums may be applied to the existing Fixed DCA Account for the remainder of the DCA Duration. You may not transfer values from the Fixed Account or from any Division(s) to the Fixed DCA Account.

DIVISIONS

The Separate Account is comprised of Divisions. Each Division invests in a Mutual Fund. You may allocate Net Premiums to one or more of the Divisions. Income, gains, and losses, whether or not realized, from each Division's assets are credited to or charged against that Division without regard to income, gains, or losses of other Divisions or Our other income, gains, or losses.

VARIABLE LIFE SEPARATE ACCOUNT

The Separate Account is registered with the Securities and Exchange Commission
(SEC) as a unit investment trust under the Investment Company Act of 1940, as amended. Assets are put into the Separate Account Divisions to support this policy and to support other variable life insurance policies We may offer. We own the assets of the Separate Account. These assets are not part of Our general account. Income, gains, and losses of the Separate Account Divisions, whether or not realized, are credited to or charged against the Separate Account Divisions' assets, without regard to Our other income, gains, or losses. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that the Separate Account assets exceed its liabilities. The assets of the Separate Account will be valued at least as often as any policy benefits vary but at least monthly.

We reserve the right to add other Divisions, eliminate or combine existing Divisions, or transfer assets in one Division to another. If shares of a Mutual Fund are no longer available for investment, or in Our judgment investment in a Mutual Fund becomes inappropriate considering the purpose of the Separate Account, We may eliminate the shares of a Mutual Fund or a class of shares of a Mutual Fund and substitute shares of another Mutual Fund or another class of a Mutual Fund. Substitution may be made with respect to both existing investments and the investment of future Net Premium payments. However, no such changes will be made without notifying You and getting any required approval from the appropriate state and/or federal regulatory authorities.

If We eliminate or combine existing Divisions, or transfer assets in one Division to another, You may change Your allocation percentages and transfer any value in the eliminated or combined Divisions to other Division(s) and/or the Fixed Account. You may exercise this right until the later of 60 days after 1) the effective date of such change or 2) the date You receive notice of this right. You may exercise this right at no charge only if You have an interest in the affected Division(s).

The investment policy of the Variable Life Separate Account may not be changed without the approval of the Insurance Commissioner of Iowa, Our domicile state. The approval process for any change is on file with the Commissioner of the state in which this policy is delivered.


                        BENEFITS WHILE POLICY IS IN FORCE

POLICY VALUES

Your Policy Value at any time is equal to the sum of the values You have in the Loan Account, the Divisions, the Fixed Account, and the Fixed DCA Account.

LOAN ACCOUNT VALUE

You may borrow against Your Policy under certain conditions. When You take out a loan, We transfer the amount of the loan from one or more of the Divisions, the Fixed Account, and/or the Fixed DCA Account into the Loan Account. For details of the Loan Account see the Policy Loans provision.

FIXED ACCOUNT VALUE

The amount You have in the Fixed Account at any time equals:
1.       Net Premiums allocated to it; plus
2.       Amounts transferred to it; plus
3.       Interest credited to it; less
4.       Amounts deducted from it; less
5.       Amounts transferred from it; less
6.       Amounts surrendered from it.

FIXED DCA ACCOUNT VALUE

The Fixed DCA Account value for the purpose of determining monthly transfers is equal to:
1.       Net Premiums allocated to it; plus
2.       Interest credited to it; less
3.       Amounts deducted from it; less
4.       Amounts transferred from it; less
5.       Amounts surrendered from it.

DIVISION VALUE

The value for each Division is equal to the number of Units in that Division multiplied by that Division's Unit value. The number of Units in a Division at any time equals 1 minus 2, where:
     1. Is the number of Units credited to the Division because of:
          a.   Net Premiums allocated to it; and
          b.   Amounts transferred to it.

     2. Is the number of Units redeemed from the Division because of:
          a.   Amounts deducted from it;
          b.   Amounts transferred from it; and
          c.   Amounts surrendered from it.


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The number of Units credited or redeemed for a given transaction is equal to the dollar amount of the transaction, divided by the Unit value on the Business Day of the transaction.

UNIT VALUES

We will determine the Unit value for each Division at the end of each Valuation Period.

The Unit value for each Division is obtained by multiplying the Unit value for the immediately preceding Business Day by the particular Division's net investment factor for the current Valuation Period.

NET INVESTMENT FACTOR

The net investment factor for a Division on any Business Day is equal to 1 divided by 2, where:
     1. Is the net asset value of the underlying Mutual Fund shares held by that Division at the end of such Business Day before any policy transactions are made on that day; and
     2. Is the net asset value of the underlying Mutual Fund shares held by that Division at the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by Us to be attributable to the operations of the Division.

                                    TRANSFERS

TRANSFERS ALLOWED

You may transfer amounts between the Divisions, the Fixed Account, and the Fixed DCA Account as provided below. To request a transfer, You must provide Us Notice. If We receive Your request prior to the close of the NYSE, the transfer is made and value is determined as of that day. Requests received after the close of the NYSE will be processed and values determined as of the next Business Day.

RESERVATION OF RIGHTS - We reserve the right to not accept transfer requests from someone requesting them for multiple contracts for which they are not the owner. We reserve the right to reject transfers if We deem that the transfers would disrupt the management of the Separate Account, any Division, or any underlying mutual fund. Excessive transfers can disrupt management strategy of the underlying mutual funds and increase expenses, which are borne by all Owners. In addition, We may suspend or modify transfer privileges at our sole discretion, at any time, to prevent transfers that could disadvantage other owners. These modifications could include, but are not limited to:
1. Requiring a minimum time period between each transfer;
2. Not accepting transfer requests from someone providing them for multiple policies for which he or she is not the owner; or
3. Limiting the dollar amount that an owner may transfer at any one time.
4. Imposing a transfer fee as shown on Your Data Pages.

TRANSFERS FROM FIXED ACCOUNT

You may transfer amounts from the Fixed Account to a Division, but not to the Fixed DCA Account, by making either scheduled or unscheduled transfers (not both) during the same Policy Year, subject to the following conditions:

UNSCHEDULED FIXED ACCOUNT TRANSFERS - You may make one unscheduled transfer from the Fixed Account each Policy Year, as follows:
1. You must provide Us Notice within 30 days following either the Policy Date or any policy anniversary.
2. You must specify the dollar amount or percentage to be transferred, which must be at least the minimum unscheduled transfer amount shown on the current Data Pages and may not exceed 25% of Your Fixed Account value as of the later of the Policy Date or the last policy anniversary.
3. However, if Your Fixed Account Value is less than $1,000, You may transfer up to 100% of Your Fixed Account value within 30 days after any policy anniversary.

SCHEDULED FIXED ACCOUNT TRANSFERS - You may make scheduled transfers on a monthly basis from the Fixed Account as follows:
1. Transfers will begin on a monthly basis on the date (other than the 29th, 30th or 31st) specified by You.
2. Your Fixed Account value must equal or exceed the minimum scheduled transfer value shown on the current Data Pages. We reserve the right to change this amount but it will never exceed $10,000.
3. The monthly transfer will be the dollar amount or percentage You specify and that amount must equal or exceed the minimum scheduled transfer amount shown on the current Data Pages. The monthly amount transferred cannot exceed 2% of Your Fixed Account value as of the latest of the Policy Date, last policy anniversary, or the date the request is received by Us.
4. The transfers will continue until Your Fixed Account value is zero or We receive Notice to stop the transfers.
5. You may change the dollar amount or percentage of these scheduled transfers once each Policy Year by providing Us Notice.
6. If You stop the scheduled transfers, You may not start them again until six months after the date of the last scheduled transfer.

TRANSFERS FROM FIXED DCA ACCOUNT

You may make unscheduled transfers from the Fixed DCA Account to the Fixed Account and/or Divisions.

TRANSFERS FROM DIVISIONS

You may transfer amounts from a Division to either the Fixed Account or another Division, but not to the Fixed DCA Account, by making either a scheduled or unscheduled Division transfer, subject to the following conditions:

Transfers to the Fixed Account are allowed only if:
1. You have not transferred any amount from the Fixed Account for at least six months; and
2. Your Fixed Account value immediately after the transfer does not exceed $1,000,000, except with Our prior approval.

UNSCHEDULED DIVISION TRANSFERS - You may make unscheduled transfers from a Division, subject to Our Reservation of Rights above. You must specify the dollar amount or percentage to transfer from each Division, and the amount of the transfer must equal or exceed the lesser of the value of Your Division or the minimum unscheduled transfer amount shown on the current Data Pages. We reserve the right to charge a transfer fee, not to exceed the transfer fee shown on Your current Data Pages.

SCHEDULED DIVISION TRANSFERS - You may make scheduled transfers from a Division, as follows:
1. Transfers will begin on the date You specify, other than the 29th, 30th or 31st.
2. You must specify how often the transfers will occur (annually, semi-annually, quarterly or monthly).
3. You must specify the dollar amount or percentage to transfer from each Division and such amounts must equal or exceed the lesser of the value of those Divisions or the minimum scheduled transfer amount shown on the current Data Pages.
4. The value of each Division from which transfers are made must equal or exceed the minimum Division value for scheduled transfers shown on the current Data Pages.
5. The transfers will continue until the value in the Division(s) is zero or We receive Notice to stop making the transfers. 6. We reserve the right to limit the number of Divisions from which transfers may be made at the same time. In no event will the limit ever be less than two.

AUTOMATIC PORTFOLIO REBALANCING (APR)

APR allows You to maintain a specific percentage of Your Policy Value in the Divisions You have selected. APR transfers are effective at the end of the Valuation Period during which We receive Your Notice.

APR transfers:
1. Do not begin until the expiration of the Examination Offer (see the Examination Offer provision on the front cover of Your policy).
2. May be made on the frequency You specify, subject to the following: a. Quarterly APR transfers may be made on a calendar year or Policy Year basis. b. Semiannual or annual APR transfers may only be done on a Policy Year basis.
3.   Do not begin until We receive Your Notice.
4.   Are not available during the DCA Duration.
5.   Are not available with the Fixed Account.
6.   Are not available if You have scheduled transfers from the same Division.


                                  POLICY LOANS

You may borrow against Your Policy Value with this policy as sole collateral. You may borrow up to 90% of Your Net Surrender Value. You may not borrow against Your Policy Value during the Examination Offer period.

LOAN ACCOUNT

If You borrow against Your Policy, an amount equal to the loan will be transferred from the Fixed Account, Fixed DCA Account, and/or the Divisions to Your Loan Account. The effective date of the transfer is the date of the loan.

Your Loan Account will be part of Our general account and will be credited with interest from the date of the loan. We will credit interest to Your Loan Account at the interest rate shown on the current Data Pages. The interest rate is an effective annual rate. Interest accrues daily.

UNSCHEDULED LOANS - Unscheduled loans are available in all Policy Years. If You do not direct Us, the loan amount will be withdrawn in the same proportion as the allocation used for Your Monthly Policy Charge.



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SCHEDULED LOANS - Scheduled loans are available on any Monthly Date after the first Policy Year. Scheduled loans may occur monthly, quarterly, semi-annually or annually based on the Policy Year. Before scheduled loans are available, You must have withdrawn, through partial surrenders, an amount equal to or exceeding total premiums paid. We will withdraw the scheduled loans from the Fixed Account and Divisions in the same proportion as the allocation used for Your current Monthly Policy Charge.

LOAN INTEREST CHARGE

Interest charges accrue daily at the annual loan interest rate shown on the current Data Pages. Interest is due and payable at the end of each Policy Year. Any interest not paid when due is added to the loan principal and bears interest at the same rate. The adding of unpaid interest charges to the loan principal will cause additional amounts to be redeemed from the Divisions, the Fixed Account, and/or the Fixed DCA Account in the same manner as described above for loans.

REPAYMENT

You may repay all or part of a policy loan as long as the policy is in force. Any loan repayment amount is transferred from Your Loan Account and applied to the Divisions, Fixed Account, and/or Fixed DCA Account in the same manner used to allocate premium payments. Any Loan Indebtedness not repaid prior to the Maturity Date or the Insured's death is deducted from the maturity or death proceeds.

YOU SHOULD IDENTIFY THE PURPOSE OF ANY PAYMENT. IF YOU DO NOT, WE WILL APPLY ANY PAYMENT FIRST TO REPAY ANY LOAN INDEBTEDNESS.


                                POLICY SURRENDER

You may surrender Your Policy in full for its Net Surrender Value by sending Us Notice.

SURRENDER CHARGES

The Table of Surrender Charges is shown on the current Data Pages. Surrender charges vary based on the Surrender Target Premium of the policy and will apply during the first 10 Policy Years. Any Policy Face Amount increase has its own surrender charge period of 10 years which begins on the Adjustment Date. The surrender charge on the policy will be the total of the surrender charges for the Policy Face Amount at issue and any Policy Face Amount increase. Decreases in the Policy Face Amount do not decrease surrender charges on the policy.

PARTIAL SURRENDERS

Your Policy Value is reduced by the amount of any partial surrender.

Any partial surrender will result in a withdrawal from the Fixed Account and/or a redemption of Units in the Division from which the partial surrender occurs. The partial surrender is effective at the end of the Valuation Period during which We receive Notice.

A partial surrender may reduce your Total Face Amount. If you have previously increased Your Total Face Amount, any subsequent reduction of the Total Face Amount will be made on a last in, first out basis. The resulting Policy Face Amount must be at least the minimum Policy Face Amount for this policy as shown on the current Data Pages.

All partial surrenders will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. An increase in Total Face Amount may be required in order to maintain compliance with the limits.

UNSCHEDULED PARTIAL SURRENDERS - Each Policy Year after the first Policy Year, You may make up to two partial surrenders from the Net Surrender Value. The total amount surrendered in any Policy Year may not exceed 75% of the Net Surrender Value as of the date of the first unscheduled partial surrender in a Policy Year.

You may tell Us in what proportion to allocate the amount of the partial surrender to be withdrawn from the Fixed Account and/or Divisions. Partial surrenders are not available from the Fixed DCA Account. If You do not tell Us otherwise, We will withdraw the unscheduled partial surrender from the Fixed Account and Divisions in the same proportion as the allocations used for Your current Monthly Policy Charge.

An unscheduled partial surrender may reduce Your Total Face Amount.

If Option 1 is in effect, and the death benefit equals the Total Face Amount, the Total Face Amount is reduced on the Monthly Date following the date the unscheduled partial surrender is effective. The Total Face Amount is reduced by the amount of the partial surrender that is not considered a preferred partial surrender, as described below.

     A preferred partial surrender is available during Policy Years two through fifteen, if Option 1 is in effect. The maximum amount of preferred partial surrenders in a Policy Year is equal to the lesser of ((a) plus (b)) or (c) where:
         (a) Is the amount of the partial surrender;
         (b) Is the amount of any preferred partial surrenders in the same Policy Year;
         (c) Is 10% of the Net Surrender Value as of the end of the prior Policy Year.

If Option 2 is in effect, then the Total Face Amount is not reduced.

If Option 3 is in effect, and the death benefit equals the Total Face Amount, then the Total Face Amount is reduced on the Monthly Date following the date the unscheduled partial surrender is effective. The Total Face Amount is reduced by the lesser of 1 or 2 where:
1. Is the unscheduled partial surrender amount;
2. Is the greater of (a) the amount that total partial surrenders exceed total premiums paid, or (b) zero.

SCHEDULED PARTIAL SURRENDERS - After the first Policy Year, You may elect to receive part of Your Net Surrender Value on any Monthly Date, automatically monthly, quarterly, semi-annually or annually based on the Policy Year. The amount surrendered may not exceed 90% of the Net Surrender Value as of the effective date of each scheduled partial surrender.

We will withdraw the scheduled partial surrender from the Fixed Account and Divisions in the same proportion as the allocations used for Your current Monthly Policy Charge.

When total scheduled partial surrenders equal total premiums paid, scheduled partial surrenders will stop. You may also stop scheduled partial surrenders by sending Us Notice.

A scheduled partial surrender may reduce Your Total Face Amount.

If Option 1 is in effect, and the death benefit equals the Total Face Amount, the Total Face Amount is reduced on the first monthly date a scheduled partial surrender is effective and on each subsequent policy anniversary. The Total Face Amount may also be reduced on the monthly date any change to a scheduled partial surrender is effective. The Total Face Amount is reduced by the amount of total scheduled partial surrenders planned in each Policy Year that are not considered preferred partial surrenders, as described below.

     A preferred partial surrender is available during Policy Years two through fifteen, if Option 1 is in effect. The maximum amount of preferred partial surrenders in a Policy Year is equal to the lesser of ((a) plus (b)) or (c) where: (a) Is the amount of the scheduled partial surrenders planned for that Policy Year; (b) Is the amount of any preferred partial surrenders in the same Policy Year; (c) Is 10% of the Net Surrender Value as of the end of the prior Policy Year.

If Option 2 is in effect, then the Total Face Amount is not reduced.

If Option 3 is in effect, and the death benefit equals the Total Face Amount, the Total Face Amount is reduced on the first monthly date a scheduled partial surrender is effective and on each subsequent policy anniversary. The Total Face Amount may also be reduced on the monthly date any change to a scheduled partial surrender is effective. The Total Face Amount is reduced by the lesser of (a) or
(b) where:
    (a) Is the scheduled partial surrender amounts planned for that Policy Year;
    (b) Is the greater of (a) the amount that total partial surrenders exceed total premiums paid, or (b) zero.

                                 POLICY EXPENSES

MONTHLY POLICY CHARGES

On the Policy Date, and each Monthly Date thereafter, We will deduct a Monthly Policy Charge.

The deduction for the Monthly Policy Charge is the sum of the following amounts:
1. The cost of insurance (described below) and the cost of additional benefits provided by any rider in force for the policy month;
2. The current monthly administration charge, which will not exceed the maximum shown on the current Data Pages; and 3. The current asset based charge imposed on the Policy Value, which will not exceed the maximum shown on the current Data
         Pages.

We will withdraw the Monthly Policy Charge from the Policy Value.

You select how Your Monthly Policy Charge will be allocated.  Your choices are:
1.       The allocation percentages You chose for Your premiums; or
2.       Determined on a Prorated Basis; or
3.       Any other allocation upon which We mutually agree.

If You do not designate Monthly Policy Charge allocation percentages, they will be the same allocation percentages You chose for Your premiums.

If the amount in a Division, the Fixed Account, and/or the Fixed DCA Account is insufficient to allow the allocation You chose, Your Monthly Policy Charge will be allocated on a Prorated Basis.

For each Division, the Fixed Account, and/or the Fixed DCA Account, the allocation percentages must be zero or a whole number. The sum of the percentages must equal 100. Changes in allocation percentages may be made by providing Us Notice. Once approved by Us, they are effective as of the next Monthly Date.

COST OF INSURANCE

The cost of insurance on each Monthly Date is 1 multiplied by 2 where:
     1. Is the cost of insurance rate as described in the Cost Of Insurance Rates provision divided by 1,000;
     2. Is the Net Amount at Risk.

COST OF INSURANCE RATES

The monthly cost of insurance rates at issue and for any Policy Face Amount increases are based on the age at issue and adjustment, duration since issue and adjustment, risk classification, and smoking status of the Insured. The monthly cost of insurance rates are also based on gender of the Insured, except for policies issued in states which require unisex pricing or in connection with employment related insurance and benefit plans not based on the gender of the Insured. We determine these rates based on Our expectations as to Our future investment earnings, expenses, mortality and persistency experience. Any change in these rates applies to all individuals of the same class as the Insured. The cost of insurance rates will never be greater than shown in the Table of Guaranteed Maximum Cost of Insurance Rates on the current Data Pages.

PREMIUM EXPENSE CHARGE

We will deduct a Premium Expense Charge from each premium payment. The result will be the Net Premium payment. The maximum Premium Expense Charge is shown on the current Data Pages.


                                 DEATH PROCEEDS

We will pay the death proceeds subject to the provisions of the policy, after We receive Notice and proof that the Insured died before the Maturity Date. Proof of death includes documentation necessary to pay the claim. The death proceeds, determined as of the date of the Insured's death, are 1 minus 2 where:
     1. Is the death benefit described below; and
     2. Is any Loan Indebtedness and, if the Insured's death occurs during a grace period, any overdue Monthly Policy Charges.

We will pay interest on death proceeds as required by law.

DEATH BENEFIT OPTIONS

This policy provides three death benefit options. The option in effect is shown on Your Data Pages.

Option 1.

Under Option 1, the death benefit equals the greater of:
1.   The Total Face Amount; or
2. The amount found by multiplying Your Policy Value by the applicable percentage shown on Your Data Pages.

Option 2.

Under Option 2, the death benefit equals the greater of:
1.   The Total Face Amount plus Your Policy Value; or
2. The amount found by multiplying Your Policy Value by the applicable percentage shown on Your Data Pages.

Option 3.

Under Option 3, the death benefit equals the greater of:
1. The Total Face Amount plus the greater of: a) premiums paid less partial surrenders; and b) zero; or
2. The amount found by multiplying Your Policy Value by the applicable percentage shown on Your Data Pages.

CHANGES IN DEATH BENEFIT OPTIONS

You may change the death benefit option on or after the first policy anniversary if You selected the Guideline Premium Life Insurance Qualification Test shown on Your Data Pages. If You selected the Cash Value Accumulation Test, Your death benefit option must always be Option 1. To request a change in the death benefit option, You must send Us Notice. A change approved on a Monthly Date will be effective on that Monthly Date. A change approved on other than a Monthly Date will be effective on the next following Monthly Date. Changes in options are limited to two per Policy Year and are subject to the following conditions:
1. If the change is from Option 1 to Option 2, We will reduce the Total Face Amount. The reduction will be equal to the Policy Value on the effective date of the change. If there have been increases in the Total Face Amount, reduction of the Total Face Amount will be made on a last in, first out basis. The Policy Face Amount after any reduction must be at least the minimum Policy Face Amount as shown on Your current Data Pages. We will require proof of insurability which satisfies Us.
2. If the change is from Option 2 to Option 1, We will increase the Total Face Amount. The increase will be equal to the Policy Value on the effective date of change. The increase will be in the same proportion as the Policy Face Amount to the Total Face Amount. The Attained Age of the Insured must be 85 or less. No proof of insurability is required.
3. If the change is from Option 3 to Option 1, We may increase the Total Face Amount if the total premiums paid are greater than any partial surrenders to the date of the change. The increase will be in the same proportion as the Policy Face Amount to the Total Face Amount. The Attained Age of the Insured must be 85 or less. No proof of insurability is required.
4. If the change is from Option 3 to Option 2, We will adjust the Total Face Amount. If there is an increase in Total Face Amount, the increase will be in the same proportion as the Policy Face Amount to the Total Face Amount. If there is a reduction of the Total Face Amount, the reduction will be made on a last in, first out basis. The amount of the adjustment will be determined by subtracting the Policy Value from the greater of: a) total premiums paid less partial surrenders; and b) zero. The Policy Face Amount after an adjustment must be at least the Minimum Policy Face Amount as shown on Your current Data Pages. We will require proof of insurability which satisfies Us.
5.   You may not change from Option 1 to Option 3 or from Option 2 to Option 3.

MATURITY PROCEEDS

If the Insured is living on the policy's Maturity Date, and there is no rider extending the Maturity Date, We will pay You the policy's maturity proceeds which are equal to the Net Surrender Value.


                             BENEFIT PAYMENT OPTIONS

You may elect a benefit payment option for payment of the death, maturity, or surrender proceeds. If no benefit payment option has been elected before the Insured's death, the beneficiary may apply the death proceeds to a benefit payment option.

Once the proceeds are applied under a benefit payment option, this policy must be exchanged for a supplementary contract.

BENEFIT PAYMENT CONDITIONS

Election of any benefit payment option is subject to the following conditions:
1. Any amount payable to an assignee will be paid in one lump sum. Any remaining proceeds will then be applied to the elected benefit payment option.
2. No changes may be made to the benefit payment option once a supplementary contract is issued. 3. The proceeds applied must be at least $5,000.00. 4. We reserve the right to require evidence of age, gender where applicable, and continuing survival. 5. Under Options B and C, one of the persons on whose life payments are based must be the owner, Insured, or beneficiary.

DESCRIPTION OF BENEFIT PAYMENT OPTIONS

OPTION A, CUSTOM BENEFIT ARRANGEMENT: A customized benefit option can be designed with Our written approval.

OPTION B, LIFE INCOME: We will pay an income during a person's lifetime. You may elect a minimum guaranteed period. Payments will be in an amount We determine but not less than guaranteed by this section. The guaranteed minimum monthly life income for an elected 10-year guaranteed period is shown in Option B Table below. If the person dies after payments begin but before the end of any minimum guaranteed period, the remaining payments will be paid to the named beneficiary(ies) under the benefit payment option until the end of the guaranteed period.

OPTION C, JOINT AND SURVIVOR LIFE INCOME: We will pay an income during the lifetime of two persons. Payments will continue until the deaths of both persons. You may elect a minimum guaranteed period. Payments will be in an amount We determine but not less than guaranteed by this section. The guaranteed minimum monthly joint and 100% survivor life income for an elected 10-year guaranteed period is shown in Option C Table below. If both persons die after payments begin but before the end of any minimum guaranteed period, the remaining payments will be paid to the named beneficiary(ies) under the benefit payment option until the end of the guaranteed period.

Benefit payment Options B and C are based on the Annuity 2000 Mortality Table with mortality projected 40 years by projection Scale G and 3.0% interest. Benefit payment options are also based on the gender of the payee except for policies issued in states that require unisex tables or in connection with benefit plans not based on the gender of the Insured.

OPTION B TABLES

This table shows the minimum monthly life income with 10-year guaranteed period for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract.

     ----------------------------- -------------------    --------------------------- -------------------
             Age of Male                10-Year              Age of Female/Unisex          10-Year
                Payee              Guaranteed Period                Payee             Guaranteed Period
     ----------------------------- ------------------- -- --------------------------- -------------------
     ----------------------------- ------------------- -- --------------------------- -------------------
                  55                      4.01                        55                     3.77
                  56                      4.08                        56                     3.82
                  57                      4.15                        57                     3.88
                  58                      4.22                        58                     3.94
                  59                      4.30                        59                     4.01

                  60                      4.38                        60                     4.08
                  61                      4.46                        61                     4.15
                  62                      4.55                        62                     4.23
                  63                      4.65                        63                     4.31
                  64                      4.75                        64                     4.39

                  65                      4.85                        65                     4.48
                  66                      4.96                        66                     4.58
                  67                      5.08                        67                     4.68
                  68                      5.20                        68                     4.79
                  69                      5.32                        69                     4.90

                  70                      5.46                        70                     5.02
                  71                      5.59                        71                     5.15
                  72                      5.73                        72                     5.28
                  73                      5.88                        73                     5.42
                  74                      6.03                        74                     5.57

                  75                      6.18                        75                     5.72

                  85                      7.88                        85                     7.53

                  95                      9.19                        95                     9.01

OPTION C TABLES

These tables show the minimum monthly joint and 100% survivor life income with 10-year guaranteed period for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract.

----------------------- ---------------------------------------------------------------------------------------
  Age of Male Payee                                      Age of Female Payee
----------------------- ---------------------------------------------------------------------------------------
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                           55         60         62         65         70         75         85         95
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
          60              3.58       3.75       3.81       3.91       4.05       4.17       4.31       4.37
          62              3.61       3.79       3.86       3.97       4.14       4.29       4.47       4.54
          65              3.65       3.85       3.94       4.07       4.28       4.47       4.73       4.83
          70              3.69       3.93       4.04       4.21       4.50       4.78       5.22       5.41
          75              3.72       3.99       4.11       4.31       4.68       5.08       5.76       6.10
          85              3.76       4.05       4.20       4.44       4.92       5.51       6.79       7.62
          95              3.77       4.07       4.22       4.48       5.01       5.69       7.38       8.70
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------


----------------------- ---------------------------------------------------------------------------------------
 Age of Older Unisex                                 Age of Younger Unisex Payee
        Payee
----------------------- ---------------------------------------------------------------------------------------
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                           55         60         62         65         70         75         85         95
                        ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
                        ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
          60              3.53       3.67
          62              3.57       3.72       3.78
          65              3.61       3.79       3.86       3.97
          70              3.67       3.89       3.98       4.13       4.37
          75              3.71       3.96       4.08       4.26       4.59       4.92
          85              3.75       4.05       4.19       4.42       4.89       5.44       6.60
          95              3.76       4.07       4.22       4.47       5.00       5.67       7.31       8.56
----------------------- ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------


                               ADJUSTMENT OPTIONS

ADJUSTING THE FACE AMOUNT

While Your policy is in force You may request an increase or decrease in the Total Face Amount. Decreases may not be made during the first Policy Year. Any adjustment request is subject to Our approval.

The request for a decrease in the Total Face Amount will be subject to the limits as defined in the Internal Revenue Code Section 7702, as amended. A decrease may not be allowed if the decrease would cause a refund of premium and/or the distribution of the Policy Value in order to maintain compliance with the limits. A decrease will not reduce Surrender Target Premium, No Lapse Guarantee Monthly Premium, or surrender charges. The Policy Face Amount may not be decreased below the minimum shown on Your Data Pages.

APPROVAL OF AN ADJUSTMENT

Any increase in Policy Face Amount will be in a risk classification We determine, and will be approved if:
1.       The Insured is alive;
2.       The Attained Age of the Insured is 85 or less;
3. The amount of the Policy Face Amount increase is at least the minimum Policy Face Amount increase shown on the current Data Pages;
4. You supply evidence which satisfies Us that the Insured is insurable under Our underwriting guidelines then in effect; and
5. The death proceeds less the Policy Value does not exceed Our maximum limits as defined under Our underwriting guidelines then in effect.

No adjustment will be approved if:
1.       Your policy is in a grace period; or
2. The Policy Face Amount after adjustment would be less than the minimum Policy Face Amount shown on the current Data Pages; or
3.       Your Monthly Policy Charges are being waived under any rider.

REQUESTING AN ADJUSTMENT

You must send Us Notice for an adjustment. The Insured and owner must sign a Notice requesting a Total Face Amount increase. The Notice must show the Total Face Amount desired after adjustment. An adjustment is effective on the Adjustment Date.


                                RIGHT TO EXCHANGE

By providing Us Notice, You may at any time within the first 24 months from the Effective Date make an irrevocable, one time election to transfer all of Your Division and Fixed DCA Account values to the Fixed Account.


                         OWNER, BENEFICIARY, ASSIGNMENT

OWNER

The owner is named in the application unless You change ownership as provided below. As owner, You may exercise every right and privilege provided by Your policy, subject to the rights of any irrevocable beneficiary(ies). Your ownership rights and privileges continue while Your policy is in force. If You are not the Insured and You die before the Insured, ownership of this policy will pass to Your estate.

BENEFICIARY

The beneficiary(ies) named in the application will receive the death proceeds unless You change the beneficiary designation as provided below. If any Beneficiary dies before the Insured, We will pay the death proceeds to any surviving Beneficiary(ies) according to the terms established between You and Us. If no beneficiary(ies) survives the Insured, the death proceeds will be paid to You or to Your estate unless otherwise specified.

If the beneficiary(ies) is not a natural person, We may require proof the beneficiary(ies) is a validly existing entity immediately prior to making payment but no later than 180 days following the death of the Insured. If proof cannot be provided, then the beneficiary(ies) will be deemed to NOT have survived the Insured's death.

CHANGE OF OWNER OR BENEFICIARY

You may change the owner or beneficiary(ies) of this policy by sending Us Notice. Our approval is needed and no change is effective until We approve it. Once approved, the change is effective as of the date You signed the request. We may require that You send Us this policy so We can record the change.

BENEFIT INSTRUCTIONS

While the Insured is alive, You may send Us instructions for the payment of the death proceeds under one of the benefit payment options. Such instructions, or change of instructions, must be in a format We specify. We must approve the arrangement chosen before any payment is made. If You change beneficiary(ies), prior benefit instructions are revoked.

ASSIGNMENT

You may assign Your policy as collateral for a loan. The assignment must be in writing and filed in Our Office. We assume no responsibility for any assignment's validity. An assignment as collateral does not change the owner. The rights of beneficiaries, whenever named, except irrevocable beneficiaries named prior to Our receiving Notice of the assignment, become subordinate to those of the assignee.


                               GENERAL INFORMATION

THE CONTRACT

This policy, the attached application(s) and riders, any amendments to the application(s), any adjustment and reinstatement application(s), and the current Data Pages make up the entire contract. Any statements made in the application(s), an adjustment application(s), or any amendments to the application(s) will be considered representations and not warranties. No statement, unless made in an application(s), or amendments thereto, will be used to void Your policy (or void an adjustment in case of an adjustment application(s)) or to defend against a claim.

ALTERATIONS

This policy may be altered by mutual agreement or as necessary to comply with applicable law. Any alteration must be in writing and signed by one of Our corporate officers. No one else, including the agent, may change the policy or waive any provisions.

INCONTESTABILITY

With respect to statements made in the initial application(s) for this policy, We will not contest this policy after the Insured has been alive for two years after the Policy Date. With respect to statements made in any subsequent application(s) for additional coverage or reinstatement application(s), We will not contest the additional coverage or reinstated coverage resulting from such application(s) after the Insured has been alive for two years after the date of the adjustment or reinstatement. The time limits in this Incontestability provision do not apply to fraudulent misrepresentations.

MISSTATEMENT OF AGE AND GENDER

If the age or gender, where applicable, of the Insured has been misstated, the death benefit will be that which would be purchased by the most recent cost of insurance rate charge at the insured's correct age or gender, where applicable.

DEFERMENT

We will usually pay surrenders, partial surrenders, policy loans or maturity proceeds within 5 Business Days after We receive Notice. We will usually pay any death benefit within 5 Business Days after We receive 1) proof at Our Office of the Insured's death, and 2) any other forms We may require to be completed.

However, We reserve the right to delay payment of values in the Fixed Account and Fixed DCA Account for up to six months after You provide Us Notice of a surrender or partial surrender.

We may not be able to determine the value of the Divisions of Our Separate Account if:
1. The NYSE is closed on other than customary weekend and holiday closings, or trading on the NYSE is restricted as determined by the SEC;
2.       The SEC by order permits postponement; or
3. The SEC requires that trading be restricted or declares an emergency, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the net asset values of the Mutual Funds.

If any of the above events occur, We reserve the right to defer:
1. Determination and payment of any surrender, partial surrenders, maturity proceeds, or death proceeds;
2.   Payment of any policy loans;
3.   Determination of the Unit values of the Divisions;
4.   Any requested transfer between the Divisions; and
5. Application of Your death proceeds, maturity proceeds, or surrender proceeds under Benefit Payment Options.

If payments are delayed and Your request for total surrender, partial surrender, transfer or policy loan is not canceled by Your Notice, the amount of the surrender, transfer or policy loan will be determined the first Valuation Date following the expiration of the permitted delay. The death proceeds, maturity proceeds, surrender or policy loan will be paid, or transfers made, within 5 Business Days thereafter.

SUICIDE

This policy's death proceeds will not be paid if the Insured dies by suicide, while sane or insane, within 2 years of the Policy Date. Instead, We will return all premiums paid, less any Loan Indebtedness and any partial surrenders. This amount will be paid to the beneficiary(ies).

Any Total Face Amount increase made under the adjustment options will not be paid if the Insured dies by suicide, while sane or insane, within 2 years of the Adjustment Date. Instead, We will return the sum of the cost of insurance charges for the increased amount of protection. This amount will be paid to the beneficiary(ies).

BASIS OF VALUES

Guaranteed maximum cost of insurance rates are based on the mortality table referred to on the current Data Pages. We filed a detailed statement of the method of calculating values and benefits with the insurance department of the state in which this policy is written. The guaranteed values are greater than or equal to those required by any state law.

STATEMENT OF VALUE

You will receive a statement once each Policy Year until the policy terminates. The statement will show:
1.   The current death benefit;
2.   The current Policy and Surrender Values;
3.   All premiums paid since the last statement;
4.   All charges since the last statement;
5.   Any policy loans and unpaid loan interest;
6.   Any partial surrenders since the last statement;
7.   Any investment gain or loss since the last statement; and
8. The total value of each of Your Divisions, the Fixed Account, and the Fixed DCA Account.



   [GRAPHIC OMITTED][GRAPHIC OMITTED]
          Principal Life
          Insurance Company
          Des Moines, Iowa 50392-0001




                                                     DATA PAGES

----------------------------------------------------------------------------------------------------------------------
                                      Flexible Premium Variable Universal Life
----------------------------------------------------------------------------------------------------------------------

POLICY DATA

Policy Number:                                              Sample
Owner:                                                      John Doe
Joint Owner:                                                Jane Doe

Insured's Name:                                             John Doe
Insured's Risk Class:                                       Standard Nonsmoker
Insured's Age and Gender:                                   35, Male

Policy Date:                                                November 1, 2004
Maturity Date:                                              October 30, 2069

Policy Face Amount:                                         $100,000.00
     Total Face Amount:                                     $100,000.00

Death Benefit Option:                                       Option 1

Life Insurance Qualification Test:                          Cash Value Accumulation Test

PLANNED PERIODIC PREMIUM:                                   $1,000.00
Planned Premium Mode:                                       Annual
Surrender Target Premium:                                   $866.00
No Lapse Guarantee Monthly Premium:                         $48.92
     Applicable during the first 5 Policy Years only.

DCA Duration:                                               6 Months

This policy is adjustable. If You adjust Your policy, We will send You new Data
Pages which are to be attached to and made a part of this policy.

We will charge and credit interest to the Loan Account as follows:

            Policy Year                     Interest Rate Charged             Interest Rate Credited
            -----------                     ---------------------             ----------------------
               1 - 10                               5.5%                               4.0%
            11 and after                            4.0%                               4.0%





------------------------------------------------------------
RIDER DATA

SF 617        Extended Coverage Rider
     Effective Date:                 November 1, 2004

-----------------------------------------------------------------------------------------------------------------------
                            TABLE OF CASH VALUE ACCUMULATION TEST APPLICABLE PERCENTAGES

This policy complies with Section 7702 of the Internal Revenue Code under the Cash Value Accumulation Test, which requires that the total Death Benefit is greater than or equal to the Policy Value multiplied by the applicable percentage from the following table.

           Insured's       Percentage of     Insured's      Percentage of     Insured's     Percentage of
          Attained Age     Policy Value     Attained Age    Policy Value    Attained Age     Policy Value
        -----------------
       35                  397.25        63                173.87        91                  111.80
       36                  384.33        64                169.75        92                  110.82
       37                  371.86        65                165.83        93                  109.79
       38                  359.85        66                162.10        94                  108.68
       39                  348.28        67                158.55        95                  107.47
       40                  337.17        68                155.15        96                  106.16
       41                  326.48        69                151.90        97                  104.76
       42                  316.22        70                148.80        98                  103.33
       43                  306.36        71                145.83        99                  101.97
       44                  296.89        72                143.00        100                 101.00
       45                  287.78        73                140.33
       46                  279.04        74                137.81
       47                  270.63        75                135.45
       48                  262.54        76                133.24
       49                  254.76        77                131.17
       50                  247.28        78                129.21
       51                  240.08        79                127.36
       52                  233.17        80                125.59
       53                  226.54        81                123.91
       54                  220.19        82                122.31
       55                  214.12        83                120.81
       56                  208.30        84                119.41
       57                  202.74        85                118.11
       58                  197.41        86                116.91
       59                  192.30        87                115.79
       60                  187.39        88                114.74
       61                  182.68        89                113.74
       62                  178.18        90                112.77




  The applicable factor for attained ages greater than 100 is 101.00

-----------------------------------------------------------------------------------------------------------------------
                                TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                                 Monthly Rates Per $1,000.00 of Net Amount at Risk

    Insured's      Monthly Rate     Insured's     Monthly Rate     Insured's     Monthly Rate
    Attained                        Attained                       Attained
       Age                             Age                            Age
------------------
       35               0.14083        57              0.79083        79               7.14333
       36               0.14750        58              0.86833        80               7.80583
       37               0.15667        59              0.95583        81               8.54333
       38               0.16667        60              1.05333        82               9.37667
       39               0.17833        61              1.16167        83              10.31583
       40               0.19083        62              1.28500        84              11.34250
       41               0.20583        63              1.42583        85              12.43333
       42               0.22083        64              1.58500        86              13.56667
       43               0.23833        65              1.76083        87              14.73250
       44               0.25583        66              1.95000        88              15.90750
       45               0.27667        67              2.15500        89              17.10750
       46               0.29917        68              2.37500        90              18.34917
       47               0.32333        69              2.61500        91              19.65333
       48               0.34917        70              2.88583        92              21.06250
       49               0.37833        71              3.24250        93              22.63583
       50               0.40917        72              3.54667        94              24.63750
       51               0.44583        73              3.95333        95              27.49667
       52               0.48833        74              4.41000        96              32.04583
       53               0.53583        75              4.90000        97              40.01667
       54               0.59083        76              5.42167        98              54.83167
       55               0.65167        77              5.97000        99              83.33333
       56               0.71917        78              6.53917


Basis of Values: Guaranteed maximum cost of insurance rates are based on 1980 CSO Mortality Table, age nearest birthday, with distinction for the Insured's gender and smoking status. The rates will reflect the Insured's risk class(es).

-------------------------------------------------------------------------------
CHARGES AND LIMITS

o    The maximum Premium Expense Charge in all years, is as follows:

                           Sales charge:             5.00% of each premium
                           State and local taxes:    2.00% of each premium
                           Federal tax:              1.25% of each premium

o The maximum monthly administration charge, deducted on a monthly basis, in all years, is $25.00.

o The maximum annual asset based charge, deducted on a monthly basis, is as follows:

          Policy Year                                    Charge
            1 - 10                                  .70% Policy Value
         11 -and after                              .20% Policy Value

o    The minimum Policy Face Amount is $100,000.

o    The minimum Policy Face Amount increase is $50,000.

o The minimum Fixed Account or Division value for scheduled transfers is $2,500.

o The minimum unscheduled transfer amount is the lesser of $100, or the balance of the Division, Fixed Account, or Fixed DCA Account from which funds are being transferred.

o The first unscheduled Division transfer in a Policy Year is free. We may charge a transfer fee of [$25.00] for each additional transfer or such larger amount as is required by law or by the underlying mutual fund of the Division.

o The minimum scheduled transfer amount is $100 from any Division and $50 from the Fixed Account.

o    The minimum Fixed DCA Account amount is $1,000.

A surrender charge will be deducted from Your Policy Value if this policy is surrendered for its Net Surrender Value or if this policy terminates within ten years from issue or Policy Face Amount increase. Any Policy Face Amount increase will have its own surrender charge and surrender charge period. The charge for each Policy Year is shown in the table below subject to adjustment for any Policy Face Amount increase, as described in the Adjustment Options section of this policy.

             Table of Surrender Charges

       Policy Year                    Amount
       -----------                    ------
            1                       $1,125.80
            2                         1,125.80
            3                         1,125.80
            4                         1,125.80
            5                         1,125.80
            6                         1,072.21
            7                           964.92
            8                           804.16
            9                           589.69
            10                          321.64
       11 and after                        0.00







FLEXIBLE  PREMIUM  VARIABLE  UNIVERSAL LIFE INSURANCE  POLICY.  Adjustable death benefit. Benefits payable at earlier of Maturity Date or death of Insured. Flexible premiums payable until Maturity Date or death of Insured. NON-PARTICIPATING.